UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2015

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On January 8, 2015, ScanSource, Inc., through its Brazilian subsidiary, CDC Brasil Distribuidora de Tecnologias Especiais Ltda. (“ScanSource Brazil”), entered into a Stock Purchase Agreement (the “Agreement”), pursuant to which ScanSource Brazil agreed to purchase (the “Acquisition”) all of the shares of Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A., a corporation organized under the laws of the Federative Republic of Brazil, and its related entities (collectively “Network1”) from the Network1 shareholders: Global Data Network LLP, Rafael Nassar Paloni, João Ricardo de Toledo and Walter Haddad Uzum (collectively, the “Sellers”). The Sellers collectively owned one hundred percent (100%) of the shares of companies which owned one hundred percent (100%) of the shares of Network1.

The Acquisition closed on January 13, 2015 (the “Closing”) and has received Brazilian anti-competition regulatory (“CADE”) approval.

Pursuant to the Agreement, ScanSource Brazil paid R$76,928,000 to the Sellers at closing (the “Initial Purchase Price Payment”) minus R$10,000,000 which will be held in escrow (the “Initial Escrow Amount”). In addition, ScanSource Brazil assumed net debt at closing, which was fixed in the initial purchase price calculation at R$80,000,000. The Initial Purchase Price Payment plus the assumed net debt at Closing totaled R$156,928,000 (approximately US$59,442,000), which represented 52% of the projected total purchase price. The initial purchase price also reflects the establishment of enhanced reserves for accounts receivable and inventory. The remaining 48% of the projected total purchase price is payable to the Sellers pursuant to annual earnout payments based on adjusted EBITDA for each fiscal year ending June 30 for the first four years after Closing. The adjusted EBITDA multiple to be used for the earnout payments follows: 7.1 for year 1, 7.3 for year 2, 7.5 for year 3, and 7.7 for year 4. Each of the four annual earnout payments will be reduced by R$24,000,000 which will be placed in an escrow deposit account (“Earn-Out Escrow Amount”) until the account reaches a total amount of R$106,000,000. Any Escrow Amounts will be released pending the resolution of certain contingent liabilities or returned to the Sellers at the end of four years following the Closing. The projected total purchase price for Network1 is estimated at R$320,000,000 (approximately US$121,000,000).

The Agreement, which is governed by U.S. law, contains customary representations and warranties from the Sellers, for a transaction of this type. The Sellers and ScanSource Brazil have agreed to indemnify each other from and against certain liabilities, subject to amount limits and other exceptions. For a period of four years following the Closing, the Sellers will be prohibited, without the explicit authorization of ScanSource Brazil, from engaging, other than on behalf of ScanSource Brazil, in Brazil in a business that competes with Network1. Under the Agreement, the Sellers will also be subject to certain non-solicitation provisions for a period of four years following Closing. Additionally, under the Agreement, following an initial six month transition period following Closing ScanSource Brazil will be prohibited from competing with Network1 during the earn-out period without the written consent of certain Sellers. In connection with the Closing, ScanSource Brazil entered into officer agreements with key personnel of Network1.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

To the extent necessary for this Item 2.01 of Form 8-K, the disclosure contained in Item 1.01 above is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued by ScanSource, Inc. on January 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: January 13, 2015	By:	/s/ John J. Ellsworth
	Name:	John J. Ellsworth
	Its:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by ScanSource, Inc. on January 12, 2015.